U.S. SECURITIES AND EXCHANGE COMMISSION Washington D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d)
                 OF THE SECURITIES EXCHANGE ACT OF 1934

                     Date of Report October 14, 2005

                   ART'S-WAY MANUFACTURING CO., INC.
        (Exact Name of Registrant As Specified In Its Charter)

       Delaware                      0-05131            42-0920725
(State Or Other Jurisdiction of    (Commission         (IRS Employer
Incorporation or Organization)      File No.)         Identification
                                                        Number)

                              P.O. Box 288
                           Armstrong, IA 50514
            (Address of Principal Executive Offices) (Zip Code)

                            (712) 864-3131
                          (Telephone Number)

                            Not Applicable
      (Former name or former address, if changed since last report.)


ITEM 8.01 FINANCIAL INFORMATION ON COMPANY'S QUARTER ENDED AUGUST 31, 2005

NASDAQ:ARTW CONTACT: John Breitung (712) 864-3131

ART'S-WAY THIRD QUARTER AND 9 MONTH RESULTS

ARMSTRONG, IOWA - Art's-Way Manufacturing Co., Inc., today (October 14,
2005) released the following results for the fiscal third quarter and nine months ended August 31, 2005.

Highlights:
    "  Year to date income before tax increased 123%.
    "  Year to date sales were 26% ahead of the same period in 2004.

                                         (all figures in thousands of dollars
                                             except per share amounts)

                                                    Quarter Ended
                                            August 31, 2005   August 31, 2004

Net Sales . . . . . . . . . . . . . . .          $ 4,190         $ 3,399
Gross Profit . . . . . . . . . . . . . .           1,069             914
Income from Operations . . . . . . . . .             454             301
Interest and Other Expense. . . . . . .               62              16
Income before Income Taxes . . . . . . .             392             285
Income Tax Expense (Benefit). . . . . .              133            (200)
Net Income . . . . . . . . . . . . . . .             259             485
Basic Income Per Share (a). . . . . . .          $   .13         $   .25
Diluted Income Per Share (b) . . . . .               .13             .25

                                                    Nine Months Ended
                                            August 31, 2005   August 31, 2004

Net Sales . . . . . . . . . . . . . .            $ 11,582        $ 9,208
Gross Profit . . . . . . . . . . . . .              3,346          2,536
Income from Operations . . . . . . . .              1,308            608
Interest and Other Expense . . . . . .                147             81
Income before Income Taxes . . . . . .              1,160            527
Income Tax Expense (Benefit) . . . . .                409           (300)
Net Income . . . . . . . . . . . . . .                751            827
Basic Income Per Share (a) . . . . . .           $    .39        $   .43
Diluted Income Per Share (b) . . . . .                .38            .42

(a) Basic income per share based on the weighted average number of shares outstanding 1,958,611 and 1,938,176 for the quarter; and 1,947,009 and 1,938,176 for the nine months ended August 2005 and 2004, respectively.
(b) Diluted income per share based on the weighted average number of shares outstanding 1,974,656 and 1,958,243 for the quarter; and 1,968,595 and 1,958,574 for the nine months ended August 2005 and 2004, respectively.

Fiscal year 2005, third quarter and year to date net sales were 23% and 26%, respectively, higher than for the comparable period one-year ago. Our new grinder mixer has generated considerable interest in the industry. Changes in our sales force also had a favorable impact in shredder sales.

Gross profit, as a percent of sales, was 26% for the quarter ended August 31, 2005. This is comparable to the same period in 2004. Year to date, gross profit as a percent of sales was 29% compared to 28% in the same period in 2004.

Our income before tax, year to date, is at $1,160,000, a $633,000 increase over the same period in 2004. The consolidation of our manufacturing locations has had a positive impact on our bottom line. Year to date our net income after tax is down $76,000, compared to a year ago, however we have started recognizing income tax expense due to the recognition of all our deferred tax assets in prior periods. We expect to record income tax expense each quarter as we earn profits going forward. While we are recording income tax expense we will not pay those expenses in cash until we deplete our net operating loss carryforward, which is currently at approximately $684,000.

We continue our research and development of new products, with total spending year to date of $238,000. It is our belief that continuing to bring new products to market will enhance our future.

The order backlog as of September 28, 2005 is $2,629,000 compared to $3,323,000 one year ago. In 2004 our backlog started increasing due to the introduction of our new 6812 sugar beet harvester. The introduction of the 6812 was soon followed by our new 5165 grinder mixer and we were able to maintain the order backlog for about a year. Now we are seeing our backlog fall back into our normal cyclical trend. We intended to have two new product offerings in 2006 and expect the backlog to peak again at that time. Our current order backlog consists primarily of OEM equipment.

Art's-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet and potato harvesting equipment, edible bean equipment, land maintenance equipment, finished mowing and crop shredding equipment, seed planting equipment. Art's-Way also produces haylage machinery for several original equipment manufacturers (OEM's). Art's-Way also manufactures and distributes truck bodies used in the agricultural, industrial and commercial industries. After market service parts availability is also an important part of the Company's business.

This news release may include "forward-looking statements" within the meaning of the federal securities laws. These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties such as quarterly fluctuations in results, customer demand for our products, the actions of our competitors, economic conditions, and management of growth. We caution readers not to place undue reliance upon any such forward-looking statements, as actual results may differ materially from expectations. More information about potential factors that could affect our business and financials results is included in our filings with the SEC.